EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 033-55425, 333-22355, 333-101455 and 333-228729) and Form S-8 (No. 033-58347, 333-49280, 333-136083, 333-136086, 333-146932, 333-148995, 333-175260, 333-195331, 333-210889, 333-210899 and 333-228733) of our report dated February 14, 2020, relating to the consolidated financial statements of Honeywell International Inc. and subsidiaries and the effectiveness of the Honeywell International Inc.’s and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Honeywell International Inc. for the year ended December 31, 2019.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina
February 14, 2020